UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2007

CAPITALSOUTH BANCORP
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51660 (Commission File Number)	63-1026645 (I.R.S. Employer Identification No.)

2340 Woodcrest Place, Suite 200, Birmingham, Alabama 35209
 (Address of principal executive offices)

(205) 870-1939
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  APPOINTMENT OF PRINCIPAL OFFICERS

On January 16, 2007, CapitalSouth Bancorp (the "Company"), announced that John E. Bentley has been promoted to President and Chief Operating Officer of the Company's subsidiary, CapitalSouth Bank. He will continue to report to W. Dan Puckett, Chairman and Chief Executive Officer of the Company and CapitalSouth Bank. Also, William D. "Wil" Puckett, II was promoted to City President of the Birmingham, Alabama market of CapitalSouth Bank. The promotions are effective immediately.

Mr. Bentley's base salary will be $180,000. Mr. Wil Puckett’s base salary will be $135,000. Both are eligible for incentive compensation. The Bank is not entering into any contract or other arrangement with either executive.

Mr. Bentley has been employed with CapitalSouth Bank since March 2002, and was most recently city president of the Birmingham, Alabama market of CapitalSouth Bank. Prior to joining the Bank, he was chief operating officer of Fant Industries, LLC for two years. Prior to his tenure at Fant, Mr. Bentley had 17 years of banking experience. Mr. Bentley received his B.S. in Business Administration from The University of Alabama in 1982, and a MBA from The University of Alabama at Birmingham in 1986. Mr. Bentley is 46 years old.

Mr. Wil Puckett has been employed with CapitalSouth Bank since May 1997, and most recently managed the Bank's real estate lending division in Birmingham and the Bank's Business Capital Group. He came to CapitalSouth after four years at AmSouth Bank. Mr. Puckett is a 1993 graduate of Hampden-Sydney College with a B.A. in Economics. He is 36 years old, and is the son of Mr. W. Dan Puckett.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

	99.1	Press Release dated January 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITALSOUTH BANCORP

Date: January 16, 2007	By:	/s/	Carol Marsh
Carol Marsh
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit(s)

99.1	Copy of press release issued by the Company on January 16, 2007.